UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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SUSSER HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

4525 Ayers Street Corpus Christi, TX 78415

April 18, 2011

To our fellow shareholders:

You are cordially invited to attend the annual meeting of shareholders of Susser Holdings Corporation to be held on Wednesday, May 25, 2011 at 1:30 p.m. Central Time at the Stripes Support Center, 4525 Ayers Street, Corpus Christi, Texas 78415.

Directions to our annual meeting have been posted to our website at http://investor.susser.com.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

We hope you plan to attend the annual meeting, but even if you are planning to do so, we strongly encourage you to vote as soon as possible. You may vote your shares in advance of the meeting over the Internet, by telephone, or by completing and returning the enclosed proxy card or broker instruction card. Your vote is very important and voting as early as possible will ensure that your vote is counted at the meeting, even if you are present. Additional information about your voting options can be found in the enclosed proxy statement.

Thank you for your continuing support of Susser Holdings Corporation. We look forward to your participation in the annual meeting.

Sincerely,

Bruce W. Krysiak	Sam L. Susser
Non-executive Chairman of the Board	President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Susser Holdings Corporation

4525 Ayers Street

Corpus Christi, Texas 78415

Date and Time:	1:30 p.m. Central Time, Wednesday, May 25, 2011

Place:	Stripes Support Center, 4525 Ayers Street, Corpus Christi, Texas 78415. Directions to our annual meeting have been posted to our website at http://investor.susser.com.

Itemsof Business:

(1) To elect two Class II directors to serve terms expiring at the 2014 annual meeting of shareholders.

(2) To consider an advisory vote on executive compensation.

(3) To consider an advisory vote on the frequency of future advisory votes on executive compensation.

(4) To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2012.

(5) To consider such other business as may properly come before the meeting.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote only if you were a Susser shareholder as of the close of business on April 1, 2011.

Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and to vote via telephone or Internet, or to submit your proxy or voting instructions, as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers—Voting Information beginning on page 3 of this proxy statement and the instructions on the proxy or voting instruction card.

By order of the Board of Directors,

E.V. BONNER, JR.
Executive Vice President, Secretary and General Counsel

This notice of annual meeting and proxy statement and form of proxy are first being distributed on or about April 18, 2011.

QUESTIONS AND ANSWERS

Proxy Materials

1.    Why am I receiving these materials?

The Board of Directors (the “Board”) of Susser Holdings Corporation (“Susser” or the “Company”) is providing these proxy materials for you in connection with Susser’s annual meeting of shareholders (the “Meeting”), which will take place on Wednesday, May 25, 2011. As a shareholder, you are invited to attend the Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

2.    What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Meeting, the voting process, Susser’s Board and Board committees, the compensation of directors and certain executive officers, and other required information.

3.    How may I obtain Susser’s Form 10-K, Annual Report, Proxy Materials and other financial information?

A copy of our 2010 Annual Report, which includes our 2010 Form 10-K, is enclosed. Current and prospective investors can access the 2010 Annual Report, which includes our 2010 Form 10-K, as well as these proxy materials and other financial information, on our Investor Relations web site at: http://investor.susser.com.

Shareholders may request another free copy of our 2010 Annual Report from:

Susser Holdings Corporation

Attn: Investor Relations

P.O. Box 9036

Corpus Christi, TX 78469-9036

(361) 884-2463

InvestorRelations@susser.com

If you are a shareholder of record, you can choose to receive our annual reports and proxy materials solely by email by following the instructions provided at http://investor.susser.com, or by contacting us at the phone number or physical or email address provided above. If you hold your Susser stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an email message next year containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.

4.    How may I obtain a separate set of proxy materials?

If you share an address with another shareholder, you may receive only one set of proxy materials (including our 2010 Annual Report and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting Investor Relations at the address and/or phone number specified in question 3 above. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please call Computershare Trust Company, N.A. at (800) 962-4284.

5.    How may I request a single set of proxy materials for my household?

If you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the physical or email address specified in question 3 above to request delivery of a single copy of these materials.

6.    What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Voting Information

7.    What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the Meeting are:

•	The election of two directors

•	An advisory vote on executive compensation

•	An advisory vote on the frequency of our future advisory votes on executive compensation

•	The ratification of the appointment of our independent registered public accounting firm for the 2011 fiscal year

We also will consider any other business that properly comes before the Meeting. See question 17 “What happens if additional matters are presented at the annual meeting?” below.

8.    How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” our executive compensation program, for a “1 YEAR” advisory vote on executive compensation and “FOR” the ratification of the appointment of our independent registered public accounting firm for the 2011 fiscal year.

9.    How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the Meeting and transacting business is that holders of a majority of shares of Susser common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described in question 16 are counted for the purpose of determining the presence of a quorum.

10.    What shares can I vote?

Each share of Susser common stock issued and outstanding as of the close of business on April 1, 2011 (the “Record Date”) is entitled to be voted on a one vote per share basis on all items being voted upon at the Meeting. You may vote all shares owned by you as of this time, including shares held directly in your name as the shareholder of record, and shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank (i.e., in ‘street name’). On the Record Date, Susser had approximately 17,436,234 shares of common stock issued and outstanding.

11.    How do I vote my shares?

•

Voting by Telephone. You can vote by calling the toll-free number printed on the proxy card or, if you are a beneficial owner, in accordance with any telephonic voting instructions provided to you by the record holder, as applicable.

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Voting by Internet. You can vote electronically in accordance with the instructions on the proxy card or, if you are a beneficial owner, in accordance with any electronic voting instructions provided to you by the record holder, as applicable.

•

Voting by Proxy Card. If you are a record holder and received a proxy card, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. If you vote by telephone or by internet, you should not return a proxy card unless you wish to change your vote.

•

Voting in Person. You can vote in person at the Meeting if you are a record owner of the shares to be voted. You can also vote in person at the Meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

12.    What is the deadline for voting my shares?

If you hold shares as the shareholder of record, your vote by written proxy must be received before the polls close at the Meeting and any electronic or telephonic vote must be received by 1:00 a.m. Central Time, May 25, 2011. If you hold shares beneficially in street name with a broker, trustee or nominee, please follow the voting instructions provided by your broker, trustee or nominee.

13.    May I change my vote?

You may change your vote at any time prior to the vote at the Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary prior to your shares being voted, or by attending the Meeting and voting in person. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Meeting and voting in person.

14.    Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Susser or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation.

15.    How are votes counted?

In the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each of the nominees. In tabulating the voting results for the election of directors, only “FOR” votes are counted. For the advisory vote on executive compensation, for the ratification of the appointment of our independent registered public accounting firm, and any other items of business that may be properly brought before the Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For the advisory vote on frequency of the advisory vote on executive compensation, you may vote for “1 YEAR,” “2 YEAR,” “3 YEAR” or “ABSTAIN.” If you elect to “ABSTAIN” in any of the above matters, the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the proposals).

16.    What is the voting requirement to approve each of the proposals?

In the election of directors, each director will be elected by the vote of a plurality of “FOR” votes cast with respect to that director nominee. For the advisory vote on the frequency of our future advisory votes on executive compensation, the voting option, if any, that receives the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon will be the option adopted by our shareholders. For the advisory vote on executive compensation, the ratification of the appointment of our independent registered public accounting firm, and for any other items of business that may be properly brought before the meeting, the affirmative vote of a majority of those shares present in person or by proxy and entitled to vote is required.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Meeting, assuming that a quorum is obtained.

17.    What happens if additional matters are presented at the annual meeting?

Other than the four items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Meeting. If you grant a proxy, the persons named as proxy holders, E.V. Bonner, Jr. and Mary E. Sullivan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

18.    Who will bear the cost of soliciting votes for the annual meeting?

Susser is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

19.    Where can I find the voting results of the Meeting?

We intend to announce preliminary voting results at the Meeting and publish final results in a current report on Form 8-K within four days of the Meeting.

Stock Ownership Information

20.    What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most Susser shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

21.    What is a Shareholder of Record?

If your shares are registered directly in your name with Susser’s transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Susser. As the shareholder of record, you have the right to grant your voting proxy directly to Susser or to a third party, or to vote in person at the Meeting. Susser has enclosed a proxy card for you to use.

22.    What is a Beneficial Owner?

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee in how to vote your shares.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Meeting.

23.    What if I have questions for Susser’s transfer agent?

Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

Computershare Investor Services

250 Royall Street

Canton, MA 02021

800-962-4284

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth, as of April 1, 2011 information regarding the beneficial ownership of the common stock of Susser Holdings Corporation and shows the number of shares and percentage owned by:

•	each person who is known by us to be the owner of 5.0% or more of our common stock;

•	each of our executive officers and directors; and

•	all such executive officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the Securities and Exchange Commission. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Accordingly, the foregoing table does not include options to purchase our shares of common stock by any of such persons which are not exercisable within the next 60 days.

	Shares Beneficially Owned †
Name and Address	Number	%
Wellspring Capital Partners III, L.P. and affiliates (1)(2)	6,604,882	38.4
Sam L. Susser (3)	2,342,296	13.6
FMR LLC (4)	1,569,452	9.1
E.V. Bonner, Jr. (5)	140,240	*
Steven C. DeSutter	8,500	*
Rocky B. Dewbre	58,674	*
Mary E. Sullivan	59,369	*
William F. Dawson, Jr. (6)	6,619,882	38.4
David P. Engel (7)	71,118	*
Bruce W. Krysiak	58,822	*
Armand S. Shapiro	21,698	*
Ronald G. Steinhart (8)	7,166	*
Sam J. Susser	55,565	*
All executive officers and directors as a group (11 persons) (9)	2,838,448	16.5

*	Represents less than 1%.
†	Does not include shares of unvested restricted stock that may not be voted or transferred prior to vesting. Includes shares underlying vested options that have not been exercised.
(1)	The address of each such person and/or entity is c/o Wellspring Capital Management LLC, Lever House, 390 Park Avenue, New York, NY 10022.
(2)	The following natural persons have investment or voting power over the shares held by Wellspring Capital Partners III, L.P. and its affiliates: Greg S. Feldman, William F. Dawson, Jr., Carl M. Stanton and David C. Mariano.
(3)	The total number of shares of common stock includes shares held in trust in which Mr. Susser acts as Trustee. The address for Mr. Susser is P.O. Box 9036, Corpus Christi, TX 78469.
(4)	The information contained in the table and this footnote with respect to FMR LLC is based solely on a filing on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011. The business address of the reporting party is 82 Devonshire Street, Boston, Massachusetts 02109.
(5)	Includes 1,000 shares owned by Mr. Bonner’s minor children.
(6)	Mr. Dawson is a partner of Wellspring Capital Management LLC, an affiliate of Wellspring Capital Partners III, L.P. and Stripes Holdings, L.P. and may be deemed to beneficially own the shares of common stock held of record by such entities. Mr. Dawson disclaims beneficial ownership of such 6,604,882 shares of common stock except to the extent of any pecuniary interest therein.

(7)	Includes 57,467 shares of common stock held by Engel Investments, Ltd. Mr. Engel serves as the President of the general partner of Engel Investments, Ltd.
(8)	Shares reflected are pledged as security under the terms of the brokerage account in which they are held.
(9)	Includes shares of common stock held in trust in which Mr. Susser acts as trustee and 1,000 shares owned by Mr. Bonner’s minor children. Does not include 6,604,882 shares of common stock held of record by Wellspring Capital Partners III, L.P. and Stripes Holdings, L.P. of which Mr. Dawson may be deemed to be the beneficial owner by virtue of his relationship with affiliates of those entities. Mr. Dawson disclaims beneficial ownership of such shares of common stock except to the extent of any pecuniary interest therein.

INFORMATION ABOUT OUR BOARD

Structure

Our amended and restated certificate of incorporation and bylaws provide for an authorized number of directors of between six and nine members (as determined by the Board) and for a classified Board consisting of three classes of directors, each serving staggered three-year terms. The Board currently consists of seven members, four of whom have been determined by the Board to be independent under the rules and regulations of the NASDAQ Global Market (“NASDAQ”). Directors of each class are chosen for three-year terms upon the expiration of their current terms, and one class of directors will be elected by the shareholders each year. We believe that classification of our Board helps to assure the continuity and stability of our business strategies and policies as determined by the Board. Holders of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

Our bylaws permit, but do not require, one of our directors to serve as Chairman of the Board. The Chairman of the Board of Directors, independent directors and Chief Executive Officer bring different perspectives and roles to the Company’s management, oversight and strategic development. Sam L. Susser has served as President and Chief Executive Officer since 1992. Mr. Krysiak has served as our non-executive Chairman of the Board since 2000. The Board believes the separate roles of Chairman and Chief Executive Officer is currently in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management. The Board will, however, maintain its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company.

Our Board of Directors held five meetings in the 2010 fiscal year. Directors are expected, but are not required, to attend all Board meetings and meetings of the Board committees on which they serve. In the 2010 fiscal year, each of our incumbent Directors attended 75% or more of the total number of meetings of the Board of Directors and of the meetings of the Board committees on which he served. Directors are also requested, but are not required, to attend each annual meeting of shareholders. A majority of our Board attended our 2010 annual meeting of shareholders.

Board Independence

NASDAQ rules require that our Board be comprised of a majority of independent directors. The Board has determined that, of its current members, each of Messrs. Engel, Krysiak, Shapiro and Steinhart qualifies as an “independent director” within the meaning of that term as used in the applicable NASDAQ listing standards and Securities and Exchange Commission (“SEC”) rules that fix the eligibility criteria for members of the audit committee, including, but not limited to, independence. In accordance with NASDAQ listing standards, our Board holds executive sessions of the non-management directors regularly.

Director Compensation

Each of our non-employee directors who are not affiliated with Wellspring currently receives a base annual retainer of $60,000. Our chairman of the Board, the chairman of our nominating and corporate governance committee and the chairman of our compensation committee each receive $7,500, and the chairman of our audit committee receives $10,000, in additional annual compensation for serving in those capacities. Our non-employee directors have also received awards of restricted shares of common stock and options to purchase shares of common stock. These director shares and options vest over two to five years. Other directors receive no additional compensation for serving as a director. All directors are entitled to participate in our health insurance plan and to reimbursement for their expenses incurred in attending meetings.

Committees of Our Board of Directors

Audit Committee.    Our Board of Directors has formed an audit committee currently chaired by Mr. Shapiro. The Board has determined Mr. Shapiro is an independent board member, and qualifies as an audit committee financial expert as defined under SEC rules. Mr. Krysiak and Mr. Engel also serve on the audit committee. The audit committee reviews and monitors our internal controls, financial reports and accounting practices, as well as the scope and extent of the audits performed by both the independent and internal auditors, reviews the nature and scope of our internal audit program and the results of internal audits, and meets with the independent auditors. The audit committee operates under a written charter adopted by the Board, a current copy of which is available on our website at http://investor.susser.com/governance.cfm. The audit committee held ten meetings during the 2010 fiscal year to discuss matters relating to the engagement of the Company’s independent auditors, to review Company financial statements and periodic filings and to address standing agenda items. Members of the audit committee participated in numerous other meetings with members of Company management, the Company’s internal audit department and the Company’s independent auditors to discuss status of ongoing audit or other compliance initiatives, without convening formal meetings. The audit committee also produces a report regarding its oversight function on an annual basis, as set forth further below in this proxy statement under the caption “Audit Committee Report.”

Compensation Committee.    Our Board of Directors has formed a compensation committee currently chaired by Mr. Engel. Mr. Shapiro, Mr. Steinhart and Mr. Krysiak also serve on the compensation committee. The compensation committee oversees our compensation and employee benefit plans and practices and produces a report on executive compensation. The compensation committee operates under a written charter adopted by the Board, a current copy of which is available on our website at http://investor.susser.com/governance.cfm. The compensation committee held six meetings during the 2010 fiscal year.

Nominating and Corporate Governance Committee.    Our Board of Directors has formed a nominating and corporate governance committee which is chaired by Mr. Krysiak. Mr. Shapiro and Mr. Steinhart also serve on the nominating and governance committee. The primary purpose of the nominating and corporate governance committee is to identify and to recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board, advise the Board with respect to the Board composition, procedures and committees, develop and recommend to the board a set of corporate governance principles and guidelines applicable to us; and oversee the evaluation of the Board and our management. The nominating and governance committee met three times during the 2010 fiscal year.

Other Committees.    Our Board of Directors may on occasion establish other committees as it deems necessary or required.

Board Role in Risk Oversight

The Board discusses with management major risk factors relating to the Company and its performance, and reviews measures to address and mitigate such risks. The Board has oversight responsibility for the processes established to identify, report and mitigate material risks applicable to the Company. The Board has delegated its oversight responsibility to the audit committee with respect to financial and accounting risks. The audit committee discusses with management the Company’s major financial risk exposures and the Company’s risk assessment and risk management policies. Management, including internal audit, and the independent registered public accounting firm provide to the audit committee periodic assessments of the Company’s risk management processes and system of internal control. The audit committee also meets annually with the Company’s outside insurance brokers and reviews the Company’s insurance programs, reviews coverage limits against selected peer group data and assesses appropriate levels of risk retention, including insured risk versus non-insured risk.

Procedure for Nominations of Directors

Shareholder Recommendations and Nominations.    Our nominating and corporate governance committee will consider properly submitted shareholder recommendations of candidates for membership on the Board.

In evaluating such recommendations, the nominating and corporate governance committee seeks to achieve a balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities within the membership criteria described below and the Board composition requirements of the NASDAQ listing requirements. Any shareholder recommendations proposed for consideration by the nominating and corporate governance committee should include the candidate’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Susser Holdings Corporation

P.O. Box 9036

Corpus Christi, TX 78469-9036

Director Selection Criteria and Procedures.    Although our nominating and corporate governance committee does not believe in setting specific minimum qualifications for candidates for membership on the Board, the nominating and corporate governance committee is committed to the belief that candidates for membership on the Board should have the highest professional and personal ethics and values—consistent with the Company’s longstanding values and standards—and should have broad experience at the policy-making level in business, government, education, the retail industry or public service. The Company does not have a formal policy with regard to the consideration of diversity in identifying Board candidates, but the nominating and corporate governance committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses. The nominating and corporate governance committee believes such candidates should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience and that their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all duties as a director. Each director must represent the interests of all shareholders of the Company.

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size of the Board and recommends to the Board any appropriate changes. The Company’s bylaws provide for a minimum of six and a maximum of nine directors. In the event that vacancies are anticipated, or otherwise arise, the nominating and corporate governance committee will consider various potential candidates for director. Candidates may come to the attention of the nominating and corporate governance committee through current Board members, professional search firms, shareholders or other persons. Identified candidates will be evaluated at regular or special meetings of the nominating and corporate governance committee and may be considered at any point during the year. As described above, the nominating and corporate governance committee will consider properly submitted shareholder recommendations for candidates for the Board to be included in the Company’s annual proxy statement. Following verification of the shareholder status of people proposing candidates, recommendations will be considered by the nominating and corporate governance committee at a regularly scheduled meeting. The nominating and corporate governance committee may also engage the services of a professional search firm to identify and assist in evaluating and conducting due diligence on potential director nominees.

Shareholder Communications

Our shareholders may communicate directly with the members of the Board or the individual chairperson of standing Board committees by writing directly to those individuals at the following address: Susser Holdings Corporation, P.O. Box 9036, Corpus Christi, Texas 78469. Our general policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual member of the Board unless we believe the communication may pose a security risk.

Code of Ethics

Our Board has approved Susser’s Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer and the principal financial officer. The Code of Business Conduct and Ethics is available on our website at http://investor.susser.com/governance.cfm and in print without charge to any shareholder who sends a written request to the Company’s Secretary at our principal executive offices. The Company intends to post any amendments to or waivers of this code for its directors and executive officers, including its principal executive officer and principal financial officer, at this location on its website.

Corporate Governance Guidelines

Our Board has adopted a set of Corporate Governance Guidelines to promote a common set of expectations as to how the Board and its committees should perform their functions. These principles are published on the Company’s website at http://investor.susser.com/governance.cfm and reviewed by the Board annually or more often as the Board deems appropriate.

Compensation Committee Report

The compensation committee of the Susser Holdings Corporation Board of Directors is comprised of four independent directors and operates under a written charter. In carrying out its responsibilities, the Compensation Committee reviewed and discussed the section of this report entitled “Compensation Discussion and Analysis” (“CD&A”) with Susser management and provided comments on its content.

Based on the review and discussions described above, the compensation committee recommended to the Board that the CD&A be included in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

Compensation Committee

David Engel (Chair)

Bruce Krysiak

Armand Shapiro

Ronald G. Steinhart

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee was formerly an officer or employee of the Company or is a “related person” as defined by the regulations to the Securities Exchange Act of 1934. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers serve as a director of the Company or member of the compensation committee.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Philosophy and Practices.    The Compensation Committee (the “Committee”) acknowledges the importance of the roles the Company’s Chief Executive Officer (“CEO”) and other Company’s Named Executive Officers (“NEOs”) and members of management play in the long-term success of the Company and seeks to align our compensation practices to the achievement of annual and long-term Company goals. The Committee generally seeks to attract and retain key personnel by setting target annual compensation levels that are competitive with prevailing market practices while also taking into account each individual’s responsibilities and contributions. However, the Committee believes that compensation should correlate strongly to Company and individual performance and that a significant portion of target compensation should be tied to internal annual financial performance criteria and/or creation of long-term value for our shareholders.

In communicating our compensation culture to our employees we frequently refer to it as a “share” philosophy: when the Company achieves its financial objectives, we believe in providing our management team (including our NEOs) an opportunity to share in the financial benefits of those achievements. Similarly, if annual performance does not meet our expectations we do not believe it is fair to our shareholders, our employees and our other stakeholders to pay our NEOs and other members of management generous bonuses or make other immediate short-term payouts. We believe this philosophy helps to create a performance-oriented compensation culture which closely aligns the interests of our management team with the interests of the other critical stakeholders in our Company, and we believe this culture is exemplified by the following:

•	Our 2010 and 2011 target compensation levels are more heavily weighted toward performance-based and long-term equity incentive compensation than those of many of our peers.

•

The structure of our annual bonus program is tied to meeting or exceeding internal performance goals, with nominal bonus payouts progressively increasing as such goals are exceeded and no bonuses paid if target thresholds are not achieved (subject to the ultimate discretion of the Committee).

•

Our CEO, Sam L. Susser, owns approximately 14% of our Company and has, in recent years, declined base salary increases recommended by the Committee, instead asking the Committee to award increases in compensation in the form of equity grants. Following our challenging 2009 fiscal year, Mr. Susser voluntarily forfeited 40% of his 2010 base salary and all stock options he owned.

•

We added a performance hurdle to most restricted stock grants made to members of management in 2010 and all such grants made in 2011 (except those made to our CEO, which were made by the Committee for 2010 performance or as part of his 2011 base compensation)—in keeping with the Committee’s belief that long-term incentive grants in our NEOs’ portfolios should reflect both performance and time-based vesting requirements.

•

In 2010 we adopted a set of Corporate Governance Guidelines which include a policy requiring the Company to ‘claw-back’ executive officer incentive compensation in the event of certain accounting restatements. These Guidelines also include stock ownership and retention requirements applicable to senior officers and directors. These Guidelines are posted on our Company’s website at http://investor.susser.com/governance.cfm.

Compensation Process.    The Committee assists the Board in overseeing the Company’s management compensation policies and practices including (i) reviewing and approving corporate goals and objectives relevant to the CEO and assessing CEO performance in light of those goals; (ii) determining and approving CEO compensation; (iii) reviewing and approving compensation levels for all management-level employees, including the NEOs; (iv) reviewing and approving management incentive compensation policies and programs; (v) reviewing and approving equity compensation programs for employees; and (vi) exercising discretion in the administration of such programs.

2010 Performance.    For the 2010 fiscal year the Company exceeded its internal performance goal by 20% (on a consolidated basis) and achieved other milestones including:

•	Our 22nd consecutive year of positive same store merchandise sales growth.

•	Successful expense control, including our best performance ever in labor management and shortage control.

•	Successful execution of an accretive 39 site dealer acquisition, accretive disposition of seven non-core grocery stores and construction or acquisition of 14 new retail stores.

•	Successful re-financing of our debt, lowering the coupon on our senior unsecured bonds by over 200 basis points, extending maturities and releasing substantial collateral.

•	Reducing net debt to adjusted EBITDA to 3.2 times, and improving our overall liquidity to its best position since our initial public offering in 2006.

Recent Compensation Decisions.    The Committee—in reviewing the Company’s results for 2010—determined that the compensation and bonus arrangements with our NEOs fairly recognized the work of each individual officer and the contribution made as a team in achieving these results. In addition to adding restricted stock performance hurdles and adopting a claw-back policy and stock ownership and retention requirements (as noted above), the Committee made the following important compensation decisions and changes in 2010 and 2011:

•

Adopting a fuel-margin-neutral component in the measurement of the Company’s financial performance vs. internal targets used in our bonus and equity compensation programs so that our performance measures are better aligned with factors that our NEOs’ have a meaningful ability to influence and control.

•	Obtaining shareholder approval for and implementing a one-time value-for-value option exchange program for certain underwater employee stock options.

•	Adopting an amendment to our 2006 Equity Incentive Plan expressly prohibiting any subsequent option re-pricing program without shareholder approval.

•

Engaging the services of an independent third party compensation consultant (Buck Consultants LLC) to prepare a market compensation analysis and peer group proxy analysis to assist the Committee in benchmarking and making 2011 NEO compensation determinations.

•

Increasing the 2011 base compensation of our CEO, Sam L. Susser by $100,000 (in the form of a restricted stock grant), to $600,000. This reflects a $100,000 increase over the level called for by his employment agreement, the first such increase in his base compensation since 2003. His base cash salary remains $500,000.

•

Increasing the base compensation for our other NEOs by approximately 3% in 2011, in recognition of competitive market trends and their, and the Company’s, exceptional performance in 2010. Our NEO’s received no salary increases in 2010.

Compensation Philosophy

The Committee continually assesses our compensation practices to achieve a structure that compensates our employees competitively and fairly and strikes a continuing balance between immediate cash compensation and long-term incentives designed to incentivize and retain key personnel and align their interests with those of long-term shareholders. We believe that setting competitive levels of total compensation consistent with market norms is necessary to attract and retain talented and experienced individuals to our Company. However, we also believe in paying for performance—what we refer to as a “share” philosophy. This philosophy is reflected through an increasingly heavy allocation of total compensation to incentive-based components as seniority and responsibility within the Company increases, and this philosophy has become increasingly pronounced in our approach to compensation over time. Based on the 2010/2011 third-party market compensation analyses discussed in greater detail below, we believe our NEO target compensation is generally more heavily weighted toward incentive compensation components (such as bonus and equity) that increase in value in relation to our Company’s performance than that of our publicly traded peers.

Our CEO, Sam L. Susser, is the Company’s second largest shareholder—owning approximately 14% of the Company’s common stock. Mr. Susser has discussed with the Committee a preference that he receive any increases in base salary in the form of one-time equity grants rather than cash compensation. Accordingly, his base salary has not increased since 2003. These two factors—his large equity interest in the Company and his historical reluctance to accept long-term increases in base salary—have distinguished the Committee’s approach to compensating Mr. Susser from our other NEOs in important respects.

The Committee and our Board are cognizant of the risks that sometimes arise when companies make incentive compensation a strong component of their compensation practices. However, our incentive compensation practices are generally tied to annual corporate or segment-level financial performance metrics that we believe are indicative of prudent management and sustainable growth in our core business and do not create incentives for pursuing short-term gains or engaging in other significant risk-taking behavior. Accordingly, we do not believe the forms, conditions or allocation of the compensation elements we provide our employees contributes to any significant level of incremental risk to our Company.

While we are cognizant that different forms of compensation may result in different tax or accounting implications to both our Company and our employees, and while we take these implications into account in certain circumstances, the Committee has not historically based compensation decisions primarily upon tax or accounting considerations. Similarly, the Committee has not historically considered gains recognized from prior stock options or restricted stock awards, in part because no outstanding stock options or shares of restricted stock had vested until December 2008. However, the Committee may take these, or other, issues into consideration when making future compensation decisions.

Key Compensation Components

Base Salary.    Each of our NEOs is currently party to an employment agreement that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by our Committee for reasons such as changes in job responsibility or market trends or to reward individual performance. Base salary is designed to provide a fixed minimum level of annual compensation as well as a lever off of which incentive opportunities and other benefit levels are established in the administration of our compensation programs.

Annual Bonuses.    Annual bonuses are intended to motivate and reward the Company’s NEOs by tying performance awards to both the achievement of Company and segment-specific financial goals for the performance year as well as individual performance and achievements. Target bonus levels are established in each of the NEOs’ employment agreements and may be increased from time to time at the discretion of the Committee. These target bonus levels are currently 60% of base salary for our NEOs.

The Committee considers Company annual performance for each fiscal year in the first quarter of the following year based upon one or more categories of financial or operational metrics to further refine its estimation of target bonus dollars available for the NEOs. Final bonus awards are determined, however, at the sole discretion of the Committee. The Committee chooses to retain ultimate authority over bonus decisions due to the impact that outside variables beyond our control may have on our results of operations, and its observation that Company or segment-specific performance metrics may not reflect the growth or performance of individuals within the Company. Consequently, while the Committee strongly considers the objective performance criteria established as part of the management bonus program to be important components in making award determinations, final bonus decisions are nonetheless entirely discretionary in nature.

For purposes of assisting its annual bonus determinations, the Committee selects internal performance targets that it believes are achievable while also aspirational, insofar as they are indicative of strong Company-wide or, as the case may be, segment-specific performance. While the Company believes that target levels are reasonably attainable, they are necessarily based on certain assumptions as to variables beyond the Company’s control, including events of war or terrorism, severe weather events such as hurricanes, changes in commodity price levels and the impact of outside competition—all of which may have a significant impact on our business. The Committee also notes any significant impact to the Company’s financial performance of acquisitions or divestitures that were not contemplated at the time the internal targets were finalized. Historically, the Committee has elected to revise the performance criteria whenever there has been a material acquisition or divestiture but has elected not to adjust bonus targets for hurricanes, unanticipated changes in the price of oil and other significant but unforeseen events. Consequently, while the Committee looks generally to these objective performance measures, it does not take a purely formulaic approach to making bonus decisions and reserves discretion and ultimate authority to consider and discuss any number of subjective factors in making award determinations.

Long-Term Incentives.    Long-term incentives generally take the form of equity awards and form a performance-based component of pay historically tied to achievement of internal financial and market share goals. Long-term incentive grants have also been historically made at, or near, the beginning of the employment relationship and generally vested over a five year term. These initial awards are generally made at levels intended to provide a meaningful incentive for continued employment, and for strong financial performance, over the vesting period. The Committee views the incentivizing characteristics of these awards as continuing throughout the full vesting period.

However, since going public in 2006, the Committee has increasingly recognized the value of long-term equity grants in incentivizing and retaining employees. Beginning in 2010, the Company has made increasing use of annual equity incentive awards as a means of compensating key employees and members of management, while at the same time employing shorter vesting periods and adding to our equity compensation program restricted stock units (RSUs) with performance hurdles tied to achievement of internal EBITDAR targets (as defined, and discussed in more detail, below). These changes have been made to ensure the alignment of interests between our NEOs and outside shareholders.

Benefit Plans.    We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our NEOs are eligible for the same benefit plans provided to our other non-store employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage.

Our NEOs, other than Mr. Susser, may also participate in our Employee Stock Purchase Plan. Mr. Susser is not eligible to participate because he indirectly owns 5% or more of the Company’s common stock. Shares of our common stock are purchased quarterly through payroll deductions, with employee contributions limited to the lesser of 10% of compensation or $25,000 annually. Stock purchases are made shortly after the end of each fiscal quarter at 85% of the closing price on the last trading day of the quarter.

We maintain a 401(k) benefit plan for the benefit of our employees. All full-time employees who are over 21 years of age and have greater than six months tenure are eligible to participate. Under the terms of the 401(k) plan, employees can contribute up to 100% of their wages, subject to IRS limitations, which, for 2010, were generally a maximum contribution amount of $16,500 on maximum compensation of $245,000. We match 20% of the first 6% of salary that the employee contributes as a “guaranteed” match. Additionally, we may make a discretionary match that we determine in the first quarter of each year, based on the prior year’s financial performance against internal targets. For fiscal 2009 and 2010 years, we made a discretionary match of 0% and 80%, respectively, of the first 6% of salary that each employee contributed, in addition to the 20% guaranteed match.

We have also implemented a nonqualified deferred compensation (NQDC) plan for key executives, officers, and certain other employees to allow compensation deferrals in addition to that allowable under the 401(k) plan limitations, in that the contribution limits and compensation limits of the 401(k) plan do not apply to the NQDC plan. Participants in the NQDC plan may defer up to 75% of their salary. We match a portion of the participant’s contribution each year on the first 6% of salary deferred, using the same percentage of guaranteed and discretionary matches that are used for our 401(k) plan. The investment options available in the NQDC plan are identical to those offered in the 401(k) plan. NQDC plan benefits are paid from our assets upon termination or retirement, and the plan does not otherwise permit early withdrawals, distributions or loans, except for certain hardship withdrawals in the event of unforeseen emergencies.

Significant Policies and Practices

Stock Ownership and Retention Policy.    Our Board, the Committee and our executives recognize that ownership of our common stock is an effective means by which to align the interests of our directors and executives with those of our shareholders. We have long emphasized the importance of stock ownership among our executives and directors. We also believe the existing ownership positions of our NEOs combined with equity awards issued in the past create a strong incentive to achieve long-term growth in the price of our common stock. In furtherance of these goals, we adopted a set of Corporate Governance Guidelines in 2010 with a stock ownership and retention policy applicable to our directors and executive officers as follows:

Position	Market Value of Common Stock Owned
CEO	6x Base Salary
Executive Vice President	1.5x Base Salary
Senior Vice President	1x Base Salary
Member of Board of Directors	3X Base Retainer

Each person serving in any of the above capacities is expected to accumulate and retain the corresponding market value of shares in our common stock (including ‘in the money’ options and vested restricted stock) within five years of falling under this policy. We believe this policy will reinforce and strengthen the alignment between the interests of our directors and senior officers and those of our shareholders.

Prohibition on Hedging.    No director or officer subject to stock ownership and retention requirements described above is permitted to sell-short, hedge or otherwise engage in transactions in Company derivative securities the intent or effect of which is to insulate such person’s interest in Company stock, stock options, restricted stock, restricted stock units, or other Company securities from declines in market value.

Claw-Back Policy.    Our Corporate Governance Guidelines also include a policy that requires us to ‘claw-back’ or recoup any incentive compensation paid in the three years preceding the date of any accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws. This policy has been fully implemented in the 2011 bonus program and in our 2006 Equity Incentive Plan.

Prohibition on Insider Trading.    We have established policies prohibiting our officers, directors, and employees from purchasing or selling Company securities while in possession of material, nonpublic information, or outside of certain “window periods” following the release of annual and quarterly financial results, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations.

Perquisites and Other Benefits.    We provide certain perquisites to our executive officers. Executives are eligible to receive annual health examinations and personal administrative and bookkeeping services support from corporate staff. In addition, until July 2010 we provided our CEO with a Company vehicle.

We do not provide executive officers with supplemental executive medical benefits or coverage. In addition, we generally do not pay for or reimburse executives for aircraft time relating to personal use, such as travel to and from vacation destinations. However, spouses (or other family members) occasionally accompany executives when executives are traveling on private aircraft for business purposes, such as attending an industry business conference at which spouses are invited and expected to attend.

Process and Timing of Compensation Decisions

The compensation-setting process used by the Committee for senior management consists of establishing targeted total compensation levels based upon information gained from consultants and/or through internal research and an assessment of an individual’s performance and contributions to the Company, and then allocating that compensation among base salary and short and long-term incentive compensation.

The Committee reviews and approves all compensation targets and payments for senior management, including the NEOs. The CEO evaluates the performance of other officers and develops individual recommendations for the Committee’s assessment and approval. CEO compensation is reviewed and approved by the Committee and by the Board, based upon their independent evaluation of the CEO’s performance and contributions.

The Committee periodically engages third-party compensation consultants to provide data or advice regarding compensation determinations. In 2010, the Committee engaged Mercer for the sole purpose of advising on the option exchange program completed in 2010 and also engaged Buck Consultants LLC to prepare a market executive and director compensation analysis, as discussed in more detail below.

Market Compensation Analysis.    In 2009, the Committee utilized an internal comparative study of compensation practices at other public companies to inform 2010 compensation decisions and ensure the Company’s overall compensation philosophy was competitive with other similar businesses in order to attract and retain key executives and Board members. Due to the Company’s unique retail convenience store, wholesale fuel distribution and restaurant business structure and its relative size, the Committee believes the Company has no direct peer companies. Also, individual roles, experience levels and other factors within peer companies may vary. Accordingly, the Committee has utilized this study primarily as an objective ‘market check’ for benchmarking appropriate ranges of NEO and director compensation, rather than a determinative factor in setting compensation levels.

In the fourth quarter of 2010 the Committee engaged the services of Buck Consultants LLC (“Buck”) to conduct an independent study to compare salaries, bonuses, and long-term incentives for the CEO, NEOs and the Board of Directors on the basis of both (i) a broad market survey analysis utilizing both private and public company data obtained from proprietary sources and (ii) a proxy analysis of comparable public companies. These studies played a significant role in satisfying the Committee that our compensation plan was in line with our peers and assisted the Committee in determining salary, bonus and long-term incentives for the 2011 fiscal year.

The broad market survey analysis aggregates data from hundreds of companies across a variety of industries with similar annual revenues to those of the Company. The public company comparison group used by Buck to complete its public company proxy analysis consisted of the following twenty companies, including the fifteen public companies included in the Committee’s 2009 internal comparison study:

Alon USA Energy, Inc.	Weiss Markets Inc.	Spartan Stores Inc.	Bob Evans Farms, Inc.*

The Pantry, Inc.	99 Cents Only Stores, Inc.	Carrols Restaurant Group, Inc.	Cracker Barrel Old Country Stores, Inc.*

Casey’s General Stores, Inc.	California Pizza Kitchen Inc.	Village Super Market Inc.	Nustar Energy L.P.*

Delek US Holdings, Inc.	Fred’s Inc.	Red Robin Gourmet Burgers, Inc.	Regency Energy Partners LP*

Texas Roadhouse, Inc.	Ingles Markets Inc.	Sally Beauty Holdings, Inc.	Ruddick Corporation*

*	Added to comparison group in 2010 public company compensation study.

The Committee reviewed the mean, median and 25th and 75th percentile base salary, total cash and total compensation levels by position in both of these studies, and considered these findings in assessing 2011 executive compensation levels. Our CEO’s 2010 target compensation was at or below the 25th percentile in both these studies reflecting his voluntary forfeiture of $200,000 in base salary in 2010, his significant ownership (over 14%) of our outstanding common stock and his repeated recommendation to the Committee that it consider one-time equity grants in lieu of making any increases to his base salary above the level set in 2003. Average NEO 2010 target compensation excluding our CEO was at or slightly below the 50th percentile but was significantly more heavily weighted toward bonus and long-term incentive compensation than the comparison group, in keeping with the Company’s ‘share’ philosophy discussed above. Average annual compensation for our non-employee, independent directors was at or around the 25th percentile.

Individual Responsibilities, Performance and Contributions.    Individual responsibilities and performance criteria may also provide the impetus for certain compensation decisions and are used by the Committee in assessing comparability of market data, refining decisions regarding target levels of NEO annual compensation and considering equity award grants. These criteria are specific to each NEO position and may relate to a number of characteristics, including:

•	Role and Responsibilities within the Company

•	Leadership

•	Customer/Frontline Employee Experience

•	Financial Performance/Acumen

•	Ethics/Integrity

•	Driving Growth

•	Planning, Execution and Problem Solving

•	Strategic Vision/Direction

•	Leadership Development/Succession Planning

•	Internal Controls/Risk Management

•	External Relations

•	Board Relations and Operations

These criteria may also be used at the Committee’s discretion to adjust an individual’s annual performance bonus above or below the level called for by reference to achievement of specific financial targets.

Timing of Compensation Decisions.    The Committee meets annually in the first quarter of each fiscal year to review the previous year’s performance relative to financial targets and may award bonuses and long-term incentive awards that tie to the achievement of those goals. The Committee will also then review the goals and management strategies for the new year, establish the target bonus levels for that fiscal year and approve any salary adjustments and associated effective dates. The Committee may, however, review salary and bonus levels at other times in the event of mid-year appointments, changes in responsibility or promotions. The Committee may also consider and grant long-term incentive awards from time to time as deemed appropriate during the year.

The following table summarizes the approximate timing of some of our more significant compensation events:

Event	Timing
• Determine annual incentive bonus for preceding fiscal year	First quarter

• Consider base salary adjustments for executive officers for current fiscal year	First quarter

• Establish financial performance objectives for annual bonuses for following fiscal year	Fourth quarter

• Consider long-term incentive compensation awards	First quarter and from time to time

Equity Plan Information

In connection with our initial public offering, we adopted the Susser Holdings Corporation 2006 Equity Incentive Plan (the “Plan”) which governs the terms of equity awards granted to our management team prior to our initial public offering as well as any future equity awards granted by the Company. The Plan is intended to provide incentives that will attract, retain and motivate highly competent persons as directors and employees of, and consultants to, the Company and our subsidiaries, by providing them with opportunities to acquire shares of our common stock or to receive monetary payments. Additionally, the Plan provides us a means of directly tying our executives’ financial reward opportunities to our shareholders’ return on investment.

Employees and directors of, and consultants to, us or any of our subsidiaries are eligible to participate in the Plan, which is administered by the Committee. The Plan makes available an aggregate of 2,637,277 shares of our common stock, subject to adjustments. The Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options, shares of restricted stock, and other stock-based awards. The Committee determines, with regard to each type of award, the terms and conditions of the award, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for each award.

Additionally, in 2008, our shareholders approved the 2008 Susser Holdings Corporation Employee Stock Purchase Plan, which permits eligible employees to purchase common stock through accumulated payroll deductions. As of January 2, 2011, 597,228 shares of stock issued under our equity compensation plans were outstanding, 408,919 of which remained subject to vesting and forfeiture provisions, and total shares remaining available for issuance under our equity compensation plans were as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)(2)
Equity compensation plans approved by security holders	798,205	$12.11	1,991,844
Equity compensation plans not approved by security holders	—	—	—

Total	798,205	$12.11	1,991,844

(1)	After giving effect to the forfeiture by our CEO of all outstanding stock options owned in 2010 and our one-time value-for-value option exchange effected in May 2010—the aggregate effect of which was to decrease options outstanding under the 2006 Equity Incentive Plan and increase the number of securities available for future issuance under that plan.
(2)	Includes 1,292,998 shares remaining available for future issuance under our 2006 Equity Incentive Plan and 698,846 shares remaining available for future issuance under our Employee Stock Purchase Plan.

Adjustment of Awards.    In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock split, or other like change in capital structure (other than normal cash dividends) or similar corporate event or transaction, the Committee will determine whether and to what extent it should substitute or adjust, as applicable, the number and kind of shares of stock that may be issued under the Plan or under particular forms and conditions of such awards.

In the event we are a party to a merger or consolidation or similar transaction (including a change of control), the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including, without limitation, that at any time prior to such transaction, all then outstanding awards shall become immediately exercisable or vested and any restrictions on any awards shall immediately lapse. In addition, the Committee may provide that all awards held by participants who are at the time of the event in our service or the service of any of our subsidiaries or affiliates shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service or that all awards will be substituted with awards that will substantially preserve the otherwise applicable terms of affected awards previously granted hereunder, in each case, as determined by the Committee in its sole discretion.

Amendment and Termination.    The Committee has the right to amend, suspend or terminate the Plan at any time, provided that no amendment may adversely affect in any material respect any participant’s rights under any award previously made or granted under the Plan without the participant’s consent. Also, no amendment of the Plan may be made without approval of our shareholders if the approval is necessary to comply with any tax or regulatory requirement applicable to the Plan.

Compliance with Internal Revenue Code Section 409A.    In the event that the Committee determines that the Plan and/or awards are subject to Internal Revenue Code Section 409A, the Committee may, in its sole discretion and without a participant’s prior consent, amend the Plan and/or awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any award from the application of Code

Section 409A, (ii) preserve the intended tax treatment of any such award, and (iii) comply with the requirements of Code Section 409A, including any regulations or other interpretive guidance that may be issued after the grant of any award. However, neither the Company nor the Committee is obligated to ensure that awards comply with Code Section 409A or to take any actions to ensure such compliance.

Termination and Change of Control Benefits

Employment agreements with each of the NEOs provide for severance payments upon certain events of termination. If we terminate any of our NEOs “without cause,” or the executive elects to terminate employment for “good reason,” he or she is generally entitled to two times (three times in the case of Mr. Susser) base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of continued health insurance coverage for the executive and his or her family, and the reimbursement of any previously-incurred job-related expenses. However, Mr. DeSutter’s employment agreement provides that in the event of a termination by us “without cause” or by Mr. DeSutter for “good reason,” (a) the 10,000 shares of restricted stock granted to Mr. DeSutter upon joining the Company will immediately vest and if the aggregate fair market value of the restricted stock on the date of termination is less than Mr. DeSutter’s base salary, the Company will pay Mr. DeSutter a lump sum payment equal to the greater of the difference between the aggregate fair market value on the date of termination of such restricted stock and Mr. DeSutter’s base salary and $150,000; (b) Mr. DeSutter and his family will receive 24 months of continued health insurance coverage and (c) we will pay Mr. DeSutter any earned and accrued but unpaid bonus and any accrued vacation pay and reimburse him for any previously-incurred job-related expenses.

For purposes of these employment agreements, “good reason” generally includes, (i) a reduction of the executive’s base salary or target bonus percentage; (ii) the relocation of the executive’s principal office location to a location outside of Corpus Christi or Houston, Texas; (iii) our failure to provide any employee benefits due to be provided to the executive; (iv) a material breach of the executive’s employment agreement by us; or (v) the acquisition by a financial or strategic buyer of 51% of the outstanding equity interests of the Company, provided, in the latter case, the executive negotiates to provide continued transition services for a reasonable period. Under these employment agreements, our NEOs are also entitled to various “gross-up” payments for certain excise taxes they may incur in connection with annual compensation or any severance payments.

The Committee believes the termination and change of control provisions contained in our executive employment agreements play an important role in attracting, recruiting and retaining executive talent by partially offsetting the career and relocation risks associated with changing jobs and, frequently, moving from larger cities offering greater opportunities for executive-level employment. Additionally, we believe the employment agreements provide long-term protections for the Company through non-competition provisions prohibiting the NEOs from working (or maintaining anything other than a de minimis ownership interest in a Company operating in) the convenience store or wholesale fuel distribution industry—in any county in which the Company operates at the date of termination of employment—as well as non-solicitation agreements prohibiting the NEOs from hiring Company employees, for a period of two years from the date of termination.

Discussion and Tabular Disclosure Regarding Historical and Current Compensation

Adjustments to Base Compensation and Target Bonus Levels.    Each of our NEOs is currently party to an employment agreement that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by the Committee for reasons such as changes in job responsibility or market trends or to reward individual performance. The table below presents the annual base salary levels and target bonus levels (expressed as a percentage of base salary) for each of our NEOs after giving effect to any increases approved by the Committee from the base levels specified in the executives’ respective employment agreements:

Executive Officer	Year	Base Salary (1)		Target Bonus Percentage
Sam L. Susser	2011	$500,000	(2)	60	%(2)
President and CEO	2010	300,000	(2)	60%
	2009	500,000		50%

Mary E. Sullivan	2011	$231,946		60%
Executive Vice President, Chief Financial Officer and Treasurer	2010	225,191		60%
	2009	225,191		50%

Steven C. DeSutter	2011	$463,500		60%
Executive Vice President and President and CEO—Retail Operations	2010	450,000		60%
	2009	450,000		50%

E.V. Bonner, Jr.	2011	$303,960		60%
Executive Vice President, Secretary and General Counsel	2010	295,107		60%
	2009	295,107		50%

Rocky B. Dewbre	2011	$244,658		60%
Executive Vice President and President/Chief Operating Officer—Wholesale	2010	237,533		60%
	2009	237,533		50%

(1)	Annualized base salary level, which, to the extent of any increase or decrease from the preceding year, generally becomes effective during the first fiscal quarter.
(2)	Mr. Susser voluntarily elected to forgo $200,000 of his base salary for 2010. Mr. Susser’s base compensation in 2011 will consist of $500,000 in cash base salary together with an award of $100,000 in restricted stock, but his annual bonus will be calculated as a percentage of the total $600,000 in base compensation. The Committee, in its discretion, elected to calculate Mr. Susser’s nominal bonus for the Company’s 2010 performance on the basis of his contractual salary of $500,000, rather than after giving effect to his $200,000 voluntarily forfeiture.

The Committee decided not to make any increases to the base salaries of the Company’s NEOs for the 2010 fiscal year, consistent with its determination to implement a Company-wide salary freeze for personnel receiving $75,000 or more in annual salary due to the continuing challenges posed by recessionary trends in the Company’s markets and the Company’s corresponding 2009 financial performance, which was below expectations. However, in view of its decision to freeze base salary levels for 2010, the challenges associated with achieving the Company’s internal performance targets, and based on its assessment of market trends in compensation practices based on the Company’s peer group study, the Committee elected to bring the 2010 target bonus levels for each of the NEOs to 60% of base salary.

Mr. Susser’s base salary has remained unchanged, at $500,000, from 2003 to 2010. However, in light of the Company’s 2009 financial performance, which was below expectations, Mr. Susser elected to voluntarily forgo $200,000 of his base salary for 2010. Mr. Susser also voluntarily forfeited all of his outstanding options in 2010 to reduce the overall number of options outstanding, and increase capacity for future grants, under our 2006 Equity Incentive Plan, including those made in connection with our May 2010 value-for-value option exchange program. Mr. Susser did not participate in or derive any benefit from this exchange program.

For the 2011 fiscal year the Committee increased Mr. Susser’s base compensation to $600,000 per year, consisting of $500,000 in base salary and $100,000 in restricted stock. This increase was approved in recognition of Mr. Susser’s significant contributions to the Company’s 2010 performance and in recognition of market compensation practices.

Each of our other NEOs received a 3% increase in base salary for 2011, based on the Committee’s determination that they led significant improvement at the Company in 2010 and to better reflect competitive market conditions.

2010 and 2011 Bonus Programs.    For the 2010 fiscal year, the Committee utilized consolidated, retail segment and wholesale segment adjusted EBITDAR—or net income before net interest expense, income taxes, depreciation, amortization and accretion, and rent, adjusted to exclude certain non-cash compensation and other expenses—as the relevant performance measure for making awards under the management bonus program.

The Committee strongly believes that performance awards should be tied to variables within our employees’ control and recognizes that fuel margins are subject to market and other competitive pressures that may cause fuel gross profit to vary from year to year for reasons largely outside of our employees’ control. Accordingly, in 2010 the Committee introduced a fuel-margin-neutral measure of adjusted EBITDAR in assessing 2010 performance against targets. For each of our NEOs (and for each of these three adjusted EBITDAR measures, as applicable) 2010 performance versus target was measured 66.7% on an actual basis and 33.3% on a fuel-margin-neutral basis to help mitigate the impact that significant swings in fuel margins, which are subject to market variability beyond our control, may have on our operating results.

At the beginning of the 2010 fiscal year, the Committee determined that its objective assessment of Mr. Dewbre’s performance would be based 66.7% on achievement of targeted consolidated adjusted EBITDAR with the remaining 33.3% being based on achieving targeted levels of wholesale segment adjusted EBITDAR. Mr. DeSutter’s objective performance criteria for fiscal 2010 were weighted 66.7% on achievement of targeted consolidated adjusted EBITDAR with the remaining 33.3% being based on achieving targeted levels of retail segment adjusted EBITDAR. The performance of our other NEOs was assessed based upon performance of the Company relative to internal target levels of consolidated adjusted EBITDAR. The following table reflects the correlation between (i) achievement of internal target levels of these metrics and (ii) corresponding target bonus dollars available for each of our NEOs (expressed as a percentage of base salary) for the 2010 fiscal year.

2010 Management Bonus Program

Relationship of Nominal Bonus Dollars (As Percentage of Annual Salary)

To Achievement of Internal Performance Targets

	Annual Adjusted EBITDAR Result as a Percentage of Internal Target
	95%	100%	110%	120%
Sam L. Susser	*	*	*	*
All other Named Executive Officers	10.0%	60.0%	95.0%	160.0%

*	Mr. Susser’s Employment Agreement specifies a bonus of 50% of base salary when the Company achieves its annual internal target, but the Committee has the sole discretion and flexibility to set appropriate bonus payments for performance below or above the internal target level.

The table below reflects the performance of the Company in its achievement of 2010 adjusted EBITDAR targets and the relative importance each of these components played in NEO nominal bonus calculations under the Company’s 2010 annual bonus program.

2010 Results vs. Internal Performance Targets and

Relative Weight of Targets in Nominal NEO Bonus Determinations

	Adjusted Consolidated EBITDAR	Retail Segment Adjusted EBITDAR	Wholesale Segment Adjusted EBITDAR
	($ in thousands)
2010 Internal Performance Target:	$135,542	$117,890	$23,565

2010 Results as a Percentage of Target (1):
Actual Result	120.0%	122.0%	107.4%
Fuel-Margin-Neutral Result (2)	100.6%	100.2%	102.0%

Allocation of EBITDAR Components in Nominal Bonus Calculations (by NEO):
Sam L. Susser	100.0%	—	—
Mary E. Sullivan	100.0%	—	—
Steven C. DeSutter	66.7%	33.3%	—
E.V. Bonner, Jr.	100.0%	—	—
Rocky B. Dewbre	66.7%	—	33.3%

(1)	2010 bonus amounts based on (i) 66.7% weighting of actual results to target adjusted EBITDAR and (ii) 33.3% weighting of fuel-margin-neutral results to target adjusted EBITDAR.
(2)	Fuel-margin-neutral result is the calculation of adjusted EBITDAR as if fuel margin expressed in terms of cents per gallon (CPG) was equal to the target CPG.

For their 2010 performance, the Committee approved bonus awards to each of our NEOs at the nominal levels set forth in the 2010 bonus program, as reflected under the “Summary Compensation Table” presented below. In calculating nominal bonus dollars available for Mr. Susser, the Committee applied his contractual base salary of $500,000 (rather than giving effect to his 2010 forfeiture of $200,000 in base salary), but determined that one-third of his 2010 bonus would be paid in the form of shares of restricted stock, vesting ratably on November 1 of 2011 and 2012, to further reinforce alignment with shareholders.

For fiscal 2011, the Committee determined that it was appropriate to increase the significance of the fuel margin neutral assessment of performance across each of the three adjusted EBITDAR targets discussed above. For each of our NEOs, 2011 performance versus target will be measured 50% on an actual basis and 50% on a fuel-margin-neutral basis to help further align the structure of our bonus program with the actual performance of our management team. Because this change will reduce the likelihood that factors outside of management’s reasonable control, such as windfall fuel margins, cause future performance to significantly exceed our internal targets, the Committee modified the nominal bonus payout percentages (as a percentage of base salary) at the higher end of the performance scale. The following table reflects the 2011 management bonus program, after giving effect to these modifications.

2011 Management Bonus Program

Relationship of Nominal Bonus Dollars (As Percentage of Annual Salary)

To Achievement of Internal Performance Targets

	Annual Adjusted EBITDAR Result as a Percentage of Internal Target
	90%	95%	100%	110%	120%
Sam L. Susser	*	*	*	*	*
All other Named Executive Officers	3.0%	10.0%	60.0%	100.0%	175.0%

*	Mr. Susser’s Employment Agreement specifies a bonus of 50% of base salary when the Company achieves its annual internal target, but the Committee has the sole discretion and flexibility to set appropriate bonus payments for performance below or above the internal target level.

2010 and 2011 Long-term Equity Awards.    In 2010 we granted each of our NEOs, other than our CEO, 4,000 shares of restricted stock vesting ratably on April 8 of 2011, 2012, 2013 and 2014 as well as 6,000 restricted stock units (“RSUs”). These RSUs were subject to an initial performance hurdle, namely, the achievement of no less than $135.5 million of adjusted consolidated EBITDAR in 2010. On March 18, 2011 (the date of our Form 10-K filing with the SEC) the Committee concluded that this performance hurdle had been achieved, at which time these awards converted into shares of restricted stock which vest ratably on November 1st of 2011 and 2012. These awards reflect the fact that a significant portion of NEO equity awards would be fully vested in 2010 and that no salary increases were made for NEOs during 2010. Our CEO, Sam L. Susser, did not receive any equity awards during 2010.

In March of 2011, we made several awards to our NEOs. In addition to the shares of restricted stock he received as part of his 2010 bonus (discussed above), we granted our CEO, Sam L. Susser, 37,008 shares ($500,000 grant date fair value) of restricted stock vesting ratably on November 1st of 2011, 2012 and 2013. One-fifth of these shares were granted as part of Mr. Susser’s 2011 base compensation (as discussed above). The remainder was granted in recognition of his, and the Company’s, exceptional performance in 2010 and growth in cash flow and personnel-development over the last five years. Each of our other NEOs received 10,000 performance-based RSUs which will convert on a one-for-one basis to shares of restricted stock only if 2011 fuel-margin-neutral adjusted EBITDAR exceeds our 2011 internal performance target. If the 2011 internal performance target is not fully achieved, but is achieved at the 97% (or higher) level, 3,000 RSUs will convert to restricted stock. Any shares of restricted stock issued upon conversion of RSUs will vest ratably on November 1st of 2012, 2013, and 2014.

As described in last year’s proxy statement, and in our subsequent SEC filings, our shareholders approved a stock option exchange program under which eligible employees were able to elect to exchange certain outstanding stock options for a lesser number of stock options at lower exercise prices combined with, for non-executive participants, shares of our restricted common stock. Participants tendered 852,910 of underwater options, 96% of options eligible for exchange under this program, in exchange for 362,250 options (at an exercise price of $11.19) and 75,818 shares of restricted stock. The new options and restricted shares vest on September 30, 2011 and 2012.

Adjustments to Director Compensation.    Each of our non-employee directors (who are not affiliated with Wellspring, our largest shareholder) previously received a retainer of between $40,000 and $75,000 annually. In order to better align our director compensation program with prevailing market practices, each such director will receive a base retainer of $60,000 in 2011. Our chairman of the Board, the chairman of our nominating and corporate governance committee and the chairman of our compensation committee each receive $7,500, and the chairman of our audit committee receives $10,000, in additional annual compensation for serving in those capacities.

Summary Compensation Table

The following table provides a summary of total compensation paid for 2008, 2009 and 2010 to our NEOs. The table shows amounts earned by such persons for services rendered to Susser in all capacities in which they served. The elements of compensation listed in the table are more fully described in the “Compensation Discussion and Analysis” section of this report and in the footnotes that follow this table.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)		Stock Awards ($) (3)		Option Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
Sam L. Susser President and Chief Executive Officer	2010	300,000	425,651	(6)	209,649	(6)	—	57,992	993,292
	2009	519,231	—		91,875		—	60,170	671,276
	2008	500,000	279,200		121,100		103,800	61,604	1,065,704

Mary E. Sullivan Executive Vice President, Chief Financial Officer and Treasurer	2010	225,190	286,127		87,500		—	13,513	612,330
	2009	233,172	—		49,000		—	3,232	285,404
	2008	213,083	101,203		—		103,800	5,121	423,207

Steven C. DeSutter (7) Executive Vice President and President and Chief Executive Officer—Retail Operations	2010	450,000	571,968		87,500		—	13,501	1,122,969
	2009	467,308	—		—		—	3,300	470,608
	2008	321,538	132,394		107,600		1,237,500	—	1,799,032

E.V. Bonner, Jr. Executive Vice President, Secretary and General Counsel	2010	295,107	374,963		87,500		—	17,706	775,276
	2009	305,567	—		49,000		—	4,420	358,987
	2008	287,816	132,624		—		103,800	6,029	530,269

Rocky B. Dewbre Executive Vice President and President and Chief Operating Officer—Wholesale	2010	237,533	262,999		87,500		—	14,252	602,284
	2009	245,952	—		49,000		—	4,439	299,391
	2008	231,663	123,964		—		103,800	6,007	465,434

(1)	Includes base salary paid to each NEO during the fiscal year. 2009 contains 27 bi-weekly pay periods, all other years contain 26 pay periods.
(2)	Amounts included in bonus column are the amounts earned for each fiscal year, but such amounts were paid in March of the following year. No bonuses were paid for 2009 performance.
(3)	The amounts reported for stock awards represent the full grant date fair value of the restricted stock awards granted in 2010, 2009 and 2008 calculated in accordance with the accounting guidance on shared-based payments. Included in the 2010 grants are awards of restricted stock units subject to performance criteria, as further described in the “Grants of Plan-Based Awards” table below. These amounts reflect the stock price on the date of grant, but do not correspond to the actual value that may be recognized by the NEOs upon any disposition of vested stock and do not give effect to any decline in the trading price of our stock since the date of grant.
(4)	The amounts reported for option awards represent the full grant date fair value of the stock option awards granted in 2008 calculated in accordance with the accounting guidance on share-based payments. These amounts do not correspond to the actual value that may be recognized by the NEOs upon any exercise of vested options and do not give effect to any decline in the trading price of our stock since the date of the grant. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the option awards reported above, please see Note 17–Share Based Compensation in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K, which is included in our 2010 Annual Report to Security Holders. During 2010, Mr. Susser voluntarily forfeited all of his options. Messrs. Bonner and Dewbre and Ms. Sullivan exchanged their options under the stock option exchange program discussed above for a lesser number of options with an $11.19 exercise price.
(5)	The details of amounts listed as “All Other Compensation” are presented in the “All Other Compensation” table below.

(6)	Sam L. Susser was granted a cash bonus for 2010 in the amount of $425,651 plus 15,518 shares of restricted stock on March 1, 2011 in recognition of the Company’s performance for 2010. Shares vest ratably on November 1, 2011 and November 1, 2012. The fair value of the grant is $209,649, based on the closing price on the date of grant of $13.51 per share. Compensation cost is being recognized over the vesting period in accordance with FASB ASC Topic 718.
(7)	Mr. DeSutter began employment with the Company on June 18, 2008. Included in his salary above is a $100,000 signing bonus received during 2008.

All Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($) (1)	Company Contributions to 401(k) and Deferred Compensation Plans ($) (2)	Total
Sam L. Susser	2010 2009 2008	39,992 50,589 51,081	18,000 9,581 10,523	57,992 60,170 61,604

Mary E. Sullivan	2010 2009 2008	— — —	13,513 3,232 5,121	13,513 3,232 5,121

Steven C. DeSutter	2010 2009 2008	— — —	13,501 3,300 —	13,501 3,300 —

E.V. Bonner, Jr.	2010 2009 2008	— — —	17,706 4,420 6,029	17,706 4,420 6,029

Rocky B. Dewbre	2010 2009 2008	— — —	14,252 4,439 6,007	14,252 4,439 6,007

(1)	Perquisites and other personal benefits are included for each NEO only to the extent the aggregate value is equal to or greater than $10,000 in any year. For Sam L. Susser, perquisites consisted primarily of the estimated value of personal bookkeeping and secretarial services provided by Susser personnel ($32,406 in 2010), personal use of Company-provided vehicle and the cost of annual health examinations.
(2)	Each of our NEOs is eligible to participate in a 401(k) plan that is generally available to all employees. Additionally, certain highly compensated employees, including our NEOs, are eligible to participate in our NQDC plan. The investment options in the NQDC plan mirror those available in our 401(k) plan, and do not contain any above-market or preferential earnings. The Company’s contributions to the 401(k) and NQDC plans accrued for fiscal 2008, 2009 and 2010 included a discretionary match of 10%, 0% and 80%, respectively, on the first 6% of salary deferred in addition to the 20% guaranteed match.

Grants of Plan-Based Awards

For Fiscal Year Ended January 2, 2011

Name	Type of Award (1)	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
				Target (#) (1)
Mary E. Sullivan
	Performance RSUs	4/8/2010	4/7/2010	6,000	—	—	—	52,500
	Restricted Stock Awards	4/8/2010	4/7/2010	—	4,000	—	—	35,000
	Non-Qualified Options	6/27/2010	5/26/2010	—	—	61,064	11.19	—

Steven C. DeSutter
	Performance RSUs	4/8/2010	4/7/2010	6,000	—	—	—	52,500
	Restricted Stock Awards	4/8/2010	4/7/2010	—	4,000	—	—	35,000

E.V. Bonner, Jr.
	Performance RSUs	4/8/2010	4/7/2010	6,000	—	—	—	52,500
	Restricted Stock Awards	4/8/2010	4/7/2010	—	4,000	—	—	35,000
	Non-Qualified Options	6/27/2010	5/26/2010	—	—	61,064	11.19	—

Rocky B. Dewbre
	Performance RSUs	4/8/2010	4/7/2010	6,000	—	—	—	52,500
	Restricted Stock Awards	4/8/2010	4/7/2010	—	4,000	—	—	35,000
	Non-Qualified Options	6/27/2010	5/26/2010	—	—	61,064	11.19	—

(1)	Performance RSUs are Restricted Stock Units subject to performance criteria. The reported grant date fair value of the restricted stock unit award was determined based on the closing price of our stock on the grant date of $8.75. These grants were subject to performance criteria, in addition to time vesting requirements. The performance criteria have been deemed to have been met effective March 18, 2011. The restricted stock units vest over a 30 month period, vesting equally on November 1, 2011 and November 1, 2012.
(2)	The reported grant date fair value of the restricted stock award was determined based on the closing price of our stock on the grant date of $8.75. The restricted shares vest over four years, with one-fourth of such shares vesting on the first, second, third and fourth anniversaries of the grant.
(3)	These options were granted related to the one-time option exchange program that was approved by shareholders on May 26, 2010, in which Messrs. Bonner and Dewbre and Ms. Sullivan each tendered 95,531 options in exchange for 61,064 new options. The exercise price of stock options awarded was determined based on the closing price of our stock on the grant date of $11.19. The options will vest equally on September 30, 2011 and September 30, 2012. The incremental fair value at the grant date for these options was zero.
(4)	The reported grant date fair value of stock and option awards were determined in compliance with FASB ASC Topic 718 and are more fully described in Note 17–Share Based Compensation of our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K, which is included in our 2010 Annual Report to Security Holders.

Outstanding Equity Awards at January 2, 2011

	Option Awards (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($) (3)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Sam L. Susser	—		—	—	5,000	69,250	(5)	—		—
	—		—	—	5,000	69,250	(6)	—		—
	—		—	—	5,000	69,250	(7)	—		—

Mary E. Sullivan	55,872	(4)	11.19	12/20/2015	—	—		—		—
	5,192	(4)	11.19	3/1/2018	—	—		—		—
	—		—	—	2,667	36,938	(7)	—		—
	—		—	—	4,000	55,400	(8)			—
	—		—	—	—	—		6,000	(10)	83,100

Steven C. DeSutter	250,000	(9)	10.76	6/18/2018	—	—		—		—
	—		—	—	10,000	138,500	(9)	—		—
	—		—	—	4,000	55,400	(8)	—		—
	—		—	—	—	—		6,000	(10)	83,100

E.V. Bonner, Jr.	55,872	(4)	11.19	12/20/2015	—	—		—		—
	5,192	(4)	11.19	3/1/2018	—	—		—		—
	—		—	—	2,667	36,938	(7)	—		—
	—		—	—	4,000	55,400	(8)	—		—
	—		—	—	—	—		6,000	(10)	83,100

Rocky B. Dewbre	55,872	(4)	11.19	12/20/2015	—	—		—		—
	5,192	(4)	11.19	3/1/2018	—	—		—		—
	—		—	—	2,667	36,938	(7)	—		—
	—		—	—	4,000	55,400	(8)	—		—
	—		—	—	—	—		6,000	(10)	83,100

(1)	Reflects options and restricted stock granted under the 2006 Equity Incentive Plan. The awards generally vest over a two to five year period. The option awards expire 10 years after date of grant. For additional information refer to Note 17–Share Based Compensation of our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K, which is included in our 2010 Annual Report to Security Holders.
(2)	No options are exercisable at January 2, 2011.
(3)	Based on closing market price of $13.85 on December 31, 2010.
(4)	These options were granted related to the one-time option exchange program that was approved by Shareholders on May 26, 2010. Messrs. Bonner and Dewbre and Ms. Sullivan each tendered 85,531 options with an exercise price of $16.50 and 10,000 options with an exercise price of $24.22 in exchange for these new options. These awards will vest in equal installments on September 30, 2011 and September 30, 2012.
(5)	The unvested portion of this award is scheduled to vest on March 27, 2011 and March 27, 2012.
(6)	This award will vest in equal installments on February 28, 2011, February 29, 2012 and February 28, 2013.
(7)	The unvested portion of this award is scheduled to vest on March 3, 2011 and March 3, 2012.
(8)	This award will vest in equal installments on April 8, 2011, April 8, 2012, April 8, 2013 and April 8, 2014.
(9)	This award will vest in equal installments on June 18, 2011, June 18, 2012 and June 18, 2013.
(10)	The performance criteria for this award was met as of March 18, 2011, and will vest in equal installments on November 1, 2011 and November 1, 2012.

Option Exercises and Stock Vested

The following table provides information regarding the vesting of restricted stock held by our NEOs during 2010. No options have been exercised by any NEO.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Sam L. Susser	20,621	250,309
Mary E. Sullivan	5,108	61,565
E.V. Bonner, Jr.	5,108	61,565
Rocky B. Dewbre	5,108	61,565

(1)	The reported value for this column is determined by multiplying number of vested shares by the closing price on the date of vesting.

Pension Benefits

Other than our 401(k) and non-qualified deferred compensation plans described elsewhere in this document, we do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

The following table provides information regarding contributions by Susser and each NEO participating in our non-qualified deferred compensation plan during 2010. The table also presents each NEO’s earnings and year-end balances in the plan. Our non-qualified deferred compensation plan is described above in “Compensation Discussion and Analysis” under the caption “Perquisites and Other Benefits.”

Name	Executive Contributions in 2010 ($) (1)	Registrant Contributions in 2010 ($) (2)	Aggregate Earnings in 2010 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)
Sam L. Susser	18,000	18,000	227,299	—	1,582,293
Mary E. Sullivan	11,262	11,262	11,173	—	124,283
E.V. Bonner, Jr.	14,754	14,754	39,425	—	323,709
Rocky B. Dewbre	9,502	9,502	38,545	—	294,192

(1)	The amounts shown reflect the executive’s contributions to the NQDC plan during the fiscal year, and are included in the salary and incentive compensation numbers shown in the Summary Compensation Table.
(2)	The amounts included in this column reflect the Company’s matching contributions to the NQDC plan, and are included within the amounts reported “All Other Compensation” for 2010 in the Summary Compensation Table.
(3)	Reflects net earnings/(losses) in each participant’s plan account. These amounts do not constitute above market interest or preferential earnings, and therefore are not included in the summary compensation table above.

(4)	The following table provides information regarding amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the NEOs in the Summary Compensation Table related to 2003 through 2009.

Name	Previously Reported Compensation ($)
Sam L. Susser	1,178,634
Mary E. Sullivan	87,600
E.V. Bonner, Jr.	244,931
Rocky B. Dewbre	225,658

Potential Payments Upon Termination or Change of Control

In addition to the termination and change of control provisions in our employment agreements with our NEOs, each of our NEOs currently holds stock options and/or shares of restricted stock that have not vested. A number of these shares and options will vest immediately upon a change of control in the Company, irrespective of whether the employment of any NEO is terminated, and all vest upon the termination of the executive due to death or disability, as further discussed in the table below.

The following table shows the amount of incremental value that would have been received by each of the NEOs upon certain events of termination or a change of control in the Company on January 2, 2011:

Name	Benefit	Termination Due to Death or Disability ($) (1)	Termination by Executive for “Good Reason” except Change of Control, or by Company Other than for “Cause” ($) (2)	Change of Control Followed by Termination for “Good Reason” ($) (3)	Change of Control with Continued Employment ($) (4)
Sam L. Susser	Salary	—	1,500,000	1,500,000	—
	Health/Medical	13,146	40,691	40,691	—
	Option Vesting	—	—	—	—
	Stock Vesting	207,750	—	207,750	207,750
	Tax Gross-Up	—	—	—	—

Mary E. Sullivan	Salary	—	450,382	450,382	—
	Health/Medical	4,800	22,800	22,800	—
	Option Vesting	162,430	—	162,430	162,430
	Stock Vesting	92,338	—	92,338	36,938
	Tax Gross-Up	—	—	—	—

Steven C. DeSutter	Salary	—	311,500	311,500	—
	Health/Medical	6,787	27,975	27,975	—
	Option Vesting	772,500	—	772,500	—
	Stock Vesting	193,900	138,500	193,900	—
	Tax Gross-Up	—	—	—	—

E.V. Bonner, Jr.	Salary	—	590,214	590,214	—
	Health/Medical	10,200	33,600	33,600	—
	Option Vesting	162,430	—	162,430	162,430
	Stock Vesting	92,338	—	92,338	36,938
	Tax Gross-Up	—	—	—	—

Rocky B. Dewbre	Salary	—	475,066	475,066	—
	Health/Medical	10,200	33,600	33,600	—
	Option Vesting	162,430	—	162,430	162,430
	Stock Vesting	92,338	—	92,338	36,938
	Tax Gross-Up	—	—	—	—

(1)	Health care benefits do not continue upon an executive’s disability; upon death, spouse and dependents of executives are entitled to continuation of health coverage for one year; amounts reflected represent portion of annualized premiums attributable to spouse/dependent coverage. Any unvested options or restricted stock fully vests upon death or disability. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $13.85 (the closing price of our common stock on December 31, 2010) and the options’ exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $13.85.
(2)	Three times base salary for Mr. Susser and two times base salary for Ms. Sullivan and Messrs. Bonner and Dewbre. Mr. DeSutter’s 10,000 shares of restricted stock vest, and if the aggregate fair market value of the restricted stock is less than Mr. DeSutter’s base salary, then Mr. DeSutter receives the greater of (i) the difference between the aggregate fair market value of restricted stock and his base salary and (ii) $150,000. Amount of health care benefits represent 18 months of COBRA premiums, plus a cash payment representing 6 months of COBRA premiums, if the executive has not obtained coverage after such 18 month period. If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.
(3)	In the case an executive terminates employment for “good reason” related to a change of control event, in addition to any payments that would be due for salary and health care benefits, any unvested options or restricted stock would also fully vest. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $13.85 (the closing price of our common stock on December 31, 2010) and the options’ exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $13.85. The present value of the benefit attributed to early vesting of options and restricted stock is included in the payments or benefits subject to potential excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.
(4)	Certain unvested options or restricted stock fully vest upon a change of control event for Messrs. Susser, Bonner and Dewbre and Ms. Sullivan. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $13.85 (the closing price of our common stock on December 31, 2010) and the options’ exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $13.85. All of Mr. DeSutter’s unvested options and restricted stock and certain of Messrs. Bonner and Dewbre and Ms. Sullivan restricted stock vest upon change of control only if the NEO does not retain his or her current position. The amounts reflected in the above table include only those options or restricted stock for which vesting acceleration occurs upon change of control without regard to continued employment.

In the event an executive resigns for reasons other than death, disability or “good reason,” our employment agreements do not provide for any special payments or benefits.

Compensation of Directors

The following table provides a summary of compensation paid to members of our Board of Directors during 2010:

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
William F. Dawson, Jr. (1)	—	—	—	—	—
David P. Engel	40,000	—	—	—	40,000
Bruce W. Krysiak	75,000	—	—	—	75,000
Armand S. Shapiro	50,000	—	—	—	50,000
Ronald G. Steinhart	40,000	—	—	—	40,000
Sam J. Susser	60,000	—	—	—	60,000
Sam L. Susser (1)	—	—	—	—	—

(1)	Messrs. Dawson and Sam L. Susser receive no compensation for their service as directors. Mr. Sam L. Susser’s restricted stock and stock option awards are included in the executive officer compensation table.
(2)	Each of our non-employee directors who are not affiliated with Wellspring in 2010 received an annual retainer ranging between $40,000 to $75,000. Effective in fiscal 2011, each such non-employee director will receive an annual base retainer of $60,000. Our chairman of the Board, the chairman of our nominating and corporate governance committee and the chairman of our compensation committee each receive $7,500, and the chairman of our audit committee receives $10,000, in additional annual compensation for serving in those capacities.

No equity awards were granted to our non-employee directors during 2010.

The following table presents the outstanding equity awards held by our non-employee directors as of January 2, 2011:

	Option Awards (1)					Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)		Market Value of Shares that Have Not Vested ($)(2)
Name	Exercisable	Unexercisable
William F. Dawson, Jr.	—	—		—	—	—		—

David P. Engel	4,719	9,439	(3)	23.58	11/30/2017
		5,000	(5)	12.53	5/22/2019
						5,000	(4)	69,250

Bruce W. Krysiak	26,441	—		16.50	12/20/2015	—		—
						5,000	(4)	69,250

Armand S. Shapiro	14,158	—		16.50	12/20/2015	—		—
						5,000	(4)	69,250

Ronald G. Steinhart	—	14,158	(6)	11.67	9/16/2019
						3,334	(7)	46,176

Sam J. Susser	26,441	—		16.50	12/20/2015
						5,000	(4)	69,250

(1)	Reflects options and restricted stock granted under the 2006 Equity Incentive Plan. For additional information refer to Note 17–Share Based Compensation of our Notes to Consolidated Financial Statements included in our 2010 Annual Report on Form 10-K, which is included in our 2010 Annual Report to Security Holders.
(2)	Based on closing market price of $13.85 on December 31, 2010.
(3)	The unvested portion of this award will vest in equal installments on November 30, 2011 and November 30, 2012.
(4)	This award will vest in equal installments on February 28, 2011, February 29, 2012 and February 28, 2013.
(5)	This award will vest in equal installments on May 22, 2012, May 22, 2013 and May 22, 2014.
(6)	This award will vest in equal installments on September 16, 2012, September 16, 2013 and September 16, 2014.
(7)	The unvested portion of this award will vest in equal installments on September 16, 2011 and September 16, 2012.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Pursuant to our Bylaws, our Board has fixed the size of our Board of Directors at seven members: two Class I directors with terms expiring at the 2013 annual meeting of shareholders, two Class II directors with terms expiring at the 2011 annual meeting of shareholders and three Class III directors with terms expiring at the 2012 annual meeting of shareholders. At this year’s annual meeting, Susser shareholders will vote for the two nominees for Class II directors listed below, each of whom has been approved by the nominating and corporate governance committee for nomination for reelection at the annual meeting, to serve until the 2014 annual meeting of shareholders or until the election and qualification of their successors. The election of each director requires the plurality vote of the shares of our common stock present, in person, or by proxy, at the Annual Meeting.

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
WILLIAM F. DAWSON, Jr. Age 46; Director

Mr. Dawson has been managing partner at Wellspring Capital Management LLC, a private equity firm, since January 2009 and a partner since 2001. He has served as a member of our Board of Directors since December 2005. Mr. Dawson previously chaired the middle-market buyout group at J.H. Whitney & Co., a private equity firm, and, from 1986 until 2000, was with Donaldson, Lufkin & Jenrette Securities Corporation, an investment bank, where he most recently served as Managing Director. Mr. Dawson serves on several private company boards controlled by Wellspring.

Mr. Dawson’s experience in investment banking and private equity has provided significant contribution to the Board on financial and business strategies as well as acquisition strategy, analysis and integration.

RONALD G. STEINHART Age 70; Director, Compensation Committee, Nominating and Corporate Governance Committee

Mr. Steinhart has served as a member of our board of directors since 2009 and was Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart serves as a director of Penske Automotive Group, Animal Health International, Inc. and Texas Industries Inc., and as a Trustee of the MFS/Compass Group of mutual funds. Mr. Steinhart was, in the previous five years, formerly a director of Penson Worldwide, Inc.

Mr. Steinhart’s background in the banking and commercial lending industries, his corporate leadership experience, and his accounting and financial management acumen gained from his experience as a Certified Public Accountant and service on other public boards including audit committees, is valuable to the Board with respect to corporate finance, strategic business planning, risk management and corporate governance.

Our Board has no reason to believe that the persons named above as nominees will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by our Board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THESE NOMINEES.

Continuing Directors

The following describes current members of our Board of Directors whose terms will continue beyond the Annual Meeting.

Name, Age, Position and Committee Memberships	Class (Term Expiration)	Term of Office and Business Experience
BRUCE W. KRYSIAK Age 60; Director and non-executive Chairman, Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee (Chair)	III (2012)

Mr. Krysiak has served as our director and Non-Executive Chairman since 2000. Mr. Krysiak has been Chairman of EDABB, Inc., a personal investment company, since 1999 and Chairman of the Board of Bristol Farms, Inc., an upscale grocery store chain, since November 2010. Prior to 1999, Mr. Krysiak served as the President and Chief Operating Officer of Toys“R”Us, Inc. from 1998 to 1999, of Dollar General Corporation from 1996 to 1997 and of Circle K Corporation from 1995 to 1996. Currently, Mr. Krysiak serves as the non-executive chairman of the board of directors of LaDove, Inc., a hair care products manufacturer, and Quantum Health, an offeror of coordinated health care plans for self-insured employers. In addition, Mr. Krysiak serves as a member of the board of directors of several privately held entities. Mr. Krysiak also served on our Board of Directors in 1995 and 1996.

Mr. Krysiak’s extensive experience in the retail business sector, his corporate leadership experience and his tenure on our Board provide a long-term historic perspective and leadership to the Board, along with valuable insights into operational strategy and execution.

SAM J. SUSSER Age 71; Director	III (2012)

Mr. Sam J. Susser has served as a member of our Board of Directors since 1988 and was our chairman from 1988-1992. Mr. Susser was also the Chairman and Chief Executive Officer of Plexus Financial Services, a holding company based in Dallas, Texas, from 1987 through 1991. Mr. Susser’s experience includes various positions with The Southland Corporation (7-Eleven, Inc.), Plexus Financial Services and CITGO Petroleum Corporation, where he served as President. Mr. Susser is a director and member of the Audit Committee and Executive Committee of Alberto-Culver Company, a manufacturer and marketer of personal care and household brands. Mr. Susser previously has served on the board of directors of Garden Ridge Pottery and Computer Craft, Inc. Sam J. Susser is the father of Sam L. Susser, our President and Chief Executive Officer and a director.

Mr. Susser’s father founded the family’s fuel distribution business in the 1930’s. In addition to his entrepreneurial spirit and extensive experience with our Company, Mr. Susser also has gained substantial executive experience in other companies and on other boards, which enhances the leadership he provides to our Board, as well as his insights into corporate governance, risk management, strategic and financial planning, and operating strategy.

Name, Age, Position and Committee Memberships	Class (Term Expiration)	Term of Office and Business Experience
DAVID P. ENGEL Age 60; Director, Audit Committee, Compensation Committee (Chair)	III (2012)

Mr. Engel has served as a member of our Board of Directors since September 2007. Mr. Engel has been the principal of Corpus Christi-based Engel and Associates, LLC, since 1999 which provides business management consulting services to public and private companies in the areas of financial performance improvement, acquisitions and divestitures. Prior to joining Engel and Associates, LLC, Mr. Engel was president of Airgas Southwest, Inc. and was CEO, president and owner of Welders Equipment Company. Mr. Engel previously served on our Board of Directors from 2000 to 2005 and serves on the board of directors of several privately held companies.

Mr. Engel’s executive management and consulting experience is valuable to the Board in setting strategic direction, and developing and executing growth and compensation strategies.

ARMAND S. SHAPIRO Age 69; Director, Audit Committee (Chair), Compensation Committee, Nominating and Corporate Governance Committee	I (2013)

Mr. Shapiro has served as our director since 1997 and also chairs the audit committee. Mr. Shapiro serves as a business consultant/mentor to chief executive officers of private companies to develop strategies to improve growth and profitability of the company. He served from October 2001 through January 2006 on the board of directors of Bindview Development Corporation, then a publicly traded corporation that provided software for proactively managing information technology security compliance operations. Mr. Shapiro was the Chairman and Chief Executive Officer of Garden Ridge Corporation from 1990 until June 1999. During the 1980’s, Mr. Shapiro also served as President, a member of the executive management team, and a director of Computer Craft, Inc., then a publicly traded retailer of computer products. He was previously a partner and Chief Operating Officer of Modern Furniture Rentals, Inc., a family-owned and operated business. Mr. Shapiro is a graduate of Renesselaer Polytechnic Institute and has served as an officer in the United States Army.

Mr. Shapiro’s extensive corporate and financial management experience and tenure on our Board, as well as his specific background in technology and retail operations provide valuable expertise to the Board in strategic planning, risk management, financial and accounting oversight.

SAM L. SUSSER Age 47; President, Chief Executive Officer and Director	I (2013)

Mr. Susser has served as our President and Chief Executive Officer since 1992 and as a director since 1988. From 1988 to 1992, Mr. Susser served as our General Manager and Vice President of Operations. From 1985 through 1987, Mr. Susser served in the corporate finance division and the mergers and acquisitions group with Salomon Brothers Inc, an investment bank. Mr. Susser currently serves as a director of a number of charitable, educational and civic organizations. Sam L. Susser is the son of Sam J. Susser, who is also a member of our Board of Directors.

The Susser family has been in the fuel distribution business for over 70 years. Mr. Susser provides insight into all aspects of the Company’s business. His financial industry experience along with his in-depth knowledge of our business has been invaluable to the Board in setting strategic, financial and operating strategy.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Act enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules, including the Compensation Discussion and Analysis, the summary compensation table and related tables and disclosure.

Shareholders are encouraged to read the Compensation Discussion and Analysis section of this proxy statement for a more detailed discussion of how the Company’s compensation programs reflect our compensation philosophy, the significant policies and practices underlying our compensation programs and the timing of key decisions. The Board and the compensation committee believe that the Company’s policies and procedures described in the Compensation Discussion and Analysis section are effective in achieving our Company’s goals and that the compensation of our named executed officers has supported and contributed to our Company’s success. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.

In accordance with recently adopted Rule 14a-21(a) of the Securities Exchange Act, we are asking shareholders to approve the following advisory resolution:

“RESOLVED, that the shareholders of Susser Holdings Corporation approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including that appearing under the section captioned “Compensation Discussion and Analysis”, the summary compensation table and related tables and disclosure.”

The vote is advisory and non-binding. The compensation committee will consider the outcome, along with other relevant factors, in its future compensation determinations.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOREGOING RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT ON AN ADVISORY BASIS.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Rule 14a-21(b) of the Securities Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on the compensation of our named executive officers as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our named executive officers compensation.

You may elect to have the vote held annually, every two years or every three years, or you may abstain. You are not voting to approve or disapprove the board’s recommendation. The vote is advisory and non-binding. The compensation committee will consider the outcome, along with other relevant factors, in recommending a voting frequency to the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADVISORY APPROVAL OF A “1 YEAR” SHAREHOLDER ADVISORY VOTE REGARDING COMPENSATION AWARDED TO OUR NAMED EXECUTIVE OFFICERS.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

General

The following table presents fees for audit services rendered by Ernst & Young LLP (“Ernst & Young”) for the audit of our annual consolidated financial statements for fiscal 2009 and fiscal 2010, and fees billed for services rendered by Ernst & Young during the same periods.

	Fiscal 2009	Fiscal 2010
Audit Fees	$585,200	$611,300
Audit-Related Fees	—	—
Tax Fees	235,000	154,950
All Other Fees	—	—

Total	$820,200	$766,250

Fees for audit services billed or expected to be billed related to both years consisted of the audit of our annual financial statements, including audit of internal controls over financial reporting, reviews of our interim financial statements and services associated with SEC registration statements and other SEC matters.

Fees for tax services billed during fiscal 2009 and 2010 consisted of fees for tax preparation and tax planning.

In considering the nature of services provided by Ernst & Young, the audit committee determined that such services are compatible with the provisions of independent audit services. The audit committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Policy for Approval of Audit and Non-Audit Services

Our audit committee charter requires that all services provided by our independent public accountants, both audit and non-audit, must be pre-approved by the audit committee. The pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service.

In determining whether to approve a particular audit or permitted non-audit service, the audit committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent public accountants. The audit committee will also consider whether the independent public accountants are best positioned to provide the most effective and efficient service to us and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

We became subject to the rules of the Securities and Exchange Commission relating to qualification of accountants, including provisions regarding pre-approval of audit and non-audit services, on October 18, 2006, the effective date of our registration statement for our initial public offering. All audit and non-audit services provided by our independent public accountants after that point in time were pre-approved by our audit committee.

Audit Committee Report

In the performance of its oversight function, the audit committee has met and held discussions with management, who represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the consolidated financial statements with both management and the independent public accountants. The audit committee also discussed with the independent public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

Our independent public accountants also provided to the audit committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, and the audit committee discussed their independence with the independent public accountants. In connection with that, the audit committee has considered whether the provision of non-auditing services (and the aggregate fees billed for these services) in fiscal 2010 by Ernst & Young LLP to us is compatible with maintaining the independent public accountants’ independence.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Management is responsible for our internal control over financial reporting and the financial reporting process. Our independent public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes, including our system of internal control over financial reporting and the preparation of our consolidated financial statements, and members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent public accountants. The audit committee also hires and sets the compensation for our independent public accountants.

The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the independent public accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the audit committee charter, the audit committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended January 2, 2011, be included in our Annual Report on Form 10-K filed with the SEC. The audit committee also retained Ernst & Young LLP as our independent public accountants for the 2011 fiscal year.

Audit Committee

Armand S. Shapiro (Chair)

David P. Engel

Bruce W. Krysiak

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors is solely responsible for selecting our independent public accountants. The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. Although shareholder approval is not required to appoint Ernst & Young as our independent public accountants, we believe that submitting the appointment of Ernst & Young to our shareholders for ratification is a matter of good corporate governance. If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast “FOR” this proposal.

During our fiscal year ended January 2, 2011, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

The audit report of Ernst & Young on our consolidated financial statements for the years ended December 28, 2008, January 3, 2010 and January 2, 2011, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Representatives of Ernst & Young will be present at the Meeting and available to answer shareholder questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR FISCAL YEAR 2011.

OTHER MATTERS

Other Business

We have not received notice as required under our bylaws of any other matters to be proposed at the Meeting. Consequently, the only matters to be acted on at the Meeting are those described in this proxy statement, along with any necessary procedural matters related to the Meeting. As to procedural matters, or any other matters that are determined to be properly brought before the Meeting calling for a vote of the shareholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Certain Relationships and Related Party Transactions

Leasing Transactions.    We lease nine of our convenience stores and two of our dealer locations from related parties, including: Sam L. Susser, our President and Chief Executive Officer and a director; Sam J. Susser, a director; Jerry Susser; and various entities affiliated with Sam L. Susser, Sam J. Susser, and members of their immediate families. In connection with the leasing of these properties, we made rental payments during the previous fiscal year to the persons set forth below and in the amounts set forth opposite such person’s name.

Lessor	Fiscal 2010
Sam L. Susser	$157,935
Susser Holdings II, L.P. (1)	1,559,272
McPherson Street Partners, L.P. (2)	39,000
Sam J. Susser	33,000
S.J. Susser Family Partnership, L.P. (3)	170,000

(1)	Susser Holdings II, L.P. is wholly owned by Sam L. Susser.
(2)	Sam L. Susser owns a 45.0% interest in McPherson Street Partners, L.P.
(3)	Sam J. Susser and his spouse each own a 48% limited partnership interest in the S. J. Susser Family Partnership, L.P; Sam L. Susser also owns a 1.0% limited partnership interest and SJS Management LLC, which is 100% owned by Sam J. Susser and his spouse, owns a 1% general partnership interest. Family members of Sam J. Susser and Sam L. Susser hold the remaining 2% limited partnership interest.

Generally, we have the option to renew these leases. We believe the lease and renewal rates for such leased properties are no less favorable to us than we could have obtained in an arm’s length transaction.

Use of Private Aircraft.    Sam L. Susser owns an aircraft, which is used by us for business purposes in the course of operations. We pay Mr. Susser a fee based on the number of hours flown, and reimburse the aircraft management company for fuel and the actual out-of-pocket costs of pilots and their related expenses for Company use of the aircraft. In connection with this arrangement, we made payments to Mr. Susser in the amount of $0.4 million, $0.3 million and $0.3 million during 2008, 2009 and 2010, respectively. Based on current market rates for chartering of private aircraft, the terms of this arrangement are comparable (or more favorable to the company) than those we could have obtained in an arm’s length transaction.

Employment of Jerry Susser.    Jerry Susser acts as Vice President of Real Estate for us and, for services performed during 2010, received annual compensation of $153,000 and a bonus of $131,879. Mr. Susser is the brother of Sam J. Susser, one of our directors, and an uncle of Sam L. Susser, our President and Chief Executive Officer and a director. The compensation and bonus amounts paid to Jerry Susser in return for the services he provides (and has provided) are no more favorable than those we would expect to pay an unaffiliated party after arm’s length negotiations.

Susser Company Ltd.    Our subsidiary, Susser Company Ltd., a Texas limited partnership, is 85.18% owned by its limited partner, Stripes LLC, 7.41% owned by its general partner, Sam J. Susser, and 7.41% owned by its general partner, Jerry Susser. Sam J. Susser and Jerry Susser have agreed that they have no right to distributions from Susser Company Ltd. and no management or voting control and have given their proxy for all partnership matters to Stripes LLC.

Policy Regarding Transactions with Affiliates.    Our audit committee’s written charter requires the audit committee to review, discuss with management and the independent auditor and approve any transactions or courses of dealings with related parties, including our significant shareholders, directors (or director nominees), corporate officers or other members of senior management and their family members, that are significant in size or involve terms or other considerations that differ from those that would likely be negotiated with independent parties. Our Code of Business Conduct and Ethics, in turn, requires that all potential conflicts of interest (including related party transactions) be disclosed to our General Counsel. If our General Counsel is notified of a proposed transaction of anything more than nominal value or significance that would, directly or indirectly, benefit one or more related parties, our audit committee is notified of the potential related party transaction. If any member of the audit committee has an interest in the proposed transaction, that member is required to recuse himself from consideration and approval of such transaction. Such transactions are approved only in the event that the audit committee concludes that the transaction is in our best interest and on terms no less favorable to us than those available in an arms-length transaction.

Registration Rights.    In connection with our IPO, the holders of approximately 9,349,162 shares of common stock, including Wellspring, Sam L. Susser and members of senior management, were provided certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of such common stock therein. Additionally, these holders are also entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to our shares of common stock. Each of Wellspring and Sam L. Susser has two demand registration rights. We are not required to effect a demand registration (1) if we have effected a demand registration in the preceding six months, (2) during the period starting 45 days prior to our good faith estimate of the filing date of, and ending 90 days after the effective date of, a company-initiated registration on which our shareholders can piggyback, or (3) in some cases if it would require premature disclosure. Under these registration rights, the underwriters of an offering may limit the number of shares included in the registration, but in the case of piggyback registration the amount of securities requested to be included cannot be reduced below 25% of the total amount of securities included in such registration. All of these shareholders have agreed that in connection with any public offering of common stock, if requested by us and a managing underwriter, they will not, without the consent of us and the managing underwriter, sell their shares of common stock for up to 180 days (365 days in the case of shares controlled by Sam L. Susser) after the date of the related prospectus.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than 10 percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of reports on Forms 3 and 4 (including any amendments) furnished to us during our most recent fiscal year and reports on Form 5 (including any amendments) furnished to us with respect to our most recent fiscal year, and written representations from officers and directors that no Form 5 was required, we believe that all filings applicable to our officers, directors and beneficial owners required by Section 16(a) of the Exchange Act were filed on a timely basis during 2010, with the exception of one Form 5 that was required to be filed by Rocky Dewbre relating to a share forfeiture to satisfy his federal income tax obligations arising from the partial vesting of a restricted stock grant.

2012 Annual Meeting

Any shareholder who wants to present a proposal at the 2012 annual meeting of shareholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to the Secretary of the company at our principal executive offices by December 19, 2011 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the shareholders at an annual meeting, a shareholder must give written notice thereof not less than 90 days and not more than 120 days prior to the first anniversary of the prior year’s meeting date. To be timely for the 2012 annual meeting of shareholders, that notice must be delivered to the Secretary of the company at our principal executive offices between January 27, 2012 and February 26, 2012. However, if the 2012 annual meeting of shareholders is advanced by more than 30 days, or delayed by more than 30 days, from May 25, 2012, then the notice must be delivered not later than the close of business on the tenth day following the earlier of the day on which notice of the meeting is first mailed or public announcement of the date of the meeting is first made. The notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which may be obtained without charge from the Secretary of the company upon written request addressed to the Secretary at our principal executive offices.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing we make under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” (to the extent permitted by the applicable rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

By order of the Board of Directors,

E.V. Bonner, Jr.
Executive Vice President, Secretary and General Counsel

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT LI NE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

Using a black ink pen, mark your votes with an X as shown in this example.

Please do not write outside the designated areas.

C123456789

000000000.000000 ext

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 25, 2011.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/suss

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, and for a “1 Year” Frequency in Proposal 3.

1.	Election of Directors: For Withhold
01—William	F. Dawson, Jr.
02—Ronald	G. Steinhart

For Against Abstain

2.	Advisory Vote on Susser’s 2010 Executive Compensation.
3.	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation.
1	Yr 2 Yr 3 Yr Abstain

For Against Abstain

4. Ratification of the Appointment of Ernst & Young LLP as Susser’s Independent Registered Public Accounting Firm for 2011.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

I (we) hereby revoke all proxies previously given to vote at th e meeting or any adjournments th ereof and acknowledge re ceipt of th e Notice of Annual Meeting and Proxy Statement. If shares are held by jo int tenants, or as community property, all holders must sign. If signing fo r a corporation or partnership or as agent, attorney or fi duciary, in dicate fu ll ti tle or capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Susser Holdings Corporation — May 25, 2011 Annual Meeting

Proxy Solicited on Behalf of the Board of Directors

The Board of Directors has determined that the 2011 Annual Meeting of Shareholders of Susser Holdings Corporation will be held on Wednesday, May 25, 2011 at 1:30 p.m., Central Time, at the Stripes Support Center, 4525 Ayers Street, Corpus Christi, Texas 78415.

By signing on the reverse side, I (we) hereby appoint each of E.V. Bonner, Jr. and Mary E. Sullivan as proxies (with full power to act without the other and with full power of substitution) to attend, represent and vote my (our) shares entitled to vote at the Company’s Annual Meeting of Shareholders to be held on May 25, 2011, or at any adjournment or postponement thereof, in the manner stated on the reverse side hereof, and in their discretion on any other matter that may properly come before the meeting.

Sign, date and return this card promptly using the enclosed envelope. The shares represented by this proxy will be voted in accordance with the instructions designated on the reverse side. If this proxy is signed and returned without specific instructions as to any item or both items, it will be voted FOR the election of both of the two directors named, FOR our executive compensation program, for a 1 YEAR advisory vote on executive compensation and FOR the ratification of the appointment of the independent registered public accounting firm.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 25, 2011:

The Company’s Proxy Statement and Annual Report are available at http://investor.susser.com